Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of April 30, 2019 by and between SeaSpine Holdings Corporation, a Delaware corporation (“Holdings”), SeaSpine Orthopedics Corporation, a Delaware corporation (“SeaSpine,” and, together with Holdings, the “Company”) and Keith Valentine (“Executive”).

WHEREAS, Company and Executive are parties to that certain Employment Agreement, entered into and effective as of April 28, 2015 (the “Agreement”);

WHEREAS, Company and Executive wish to amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound, Company and Executive hereby agree as follows:

1.     Definitions. Capitalized terms used in this Amendment shall have the meaning ascribed such terms in the Agreement.

2.     Section 3. Section 3 of the Agreement is amended and restated in its entirety to read in full as follows:

“At-Will Employment. Executive’s employment with Company shall be “at-will” employment and may be terminated by either Company or Executive at any time, with or without cause, subject to the provisions of Section 12 hereof. “Employment Period” shall mean May 1, 2015 through the date that Executive’s employment is terminated.”

3.     Sections 12(c) and (d). For purposes of Sections 12(c) and (d) of the Agreement, for a termination to constitute a Qualified Termination, the general release (in the form attached to the Agreement as Exhibit A) must become effective and irrevocable on or before the 60th day following the Termination Date.

4.     Section 12(g). Section 12(g) of the Agreement is removed and deleted.

5.     Section 16(b)(i). The second sentence of Section 16(b)(i) of the Agreement is amended and restated in its entirety to read in full as follows:

“If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or interest under Section 409A of the Code, including by reason of Executive being a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or interest will not be imposed.”

6.    Section 16(k). The address for Company for notices and other communications is revised as follows:

SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, CA 92008
Attn: Chief Financial Officer

7.    Effectiveness. Except as amended and/or restated as set forth in this Amendment, the Agreement will continue in full force and effect.

8.    Governing Law. This Amendment will be governed and construed in accordance with the internal laws of the State of California without reference to its conflict of laws provisions.

9.    Internal References. References in the Agreement to “this Agreement” will be deemed a reference to such agreement, as amended and/or restated from time to time, including as set forth in this Amendment.

SEASPINE HOLDINGS CORPORATION

By:     /s/ Patrick Keran
Patrick Keran, its General Counsel

SEASPINE ORTHOPEDICS CORPORATION

By:     /s/ Patrick Keran
Patrick Keran, its General Counsel

/s/ Keith C. Valentine
Keith C. Valentine